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                                                                   Exhibit 10.12


                               GROVE WORLDWIDE LLC

                            Short Term Incentive Plan

            SECTION 1. Purpose. The purposes of this Grove Worldwide LLC Short Term Incentive Plan (the "Plan") are to promote the interests of Grove Worldwide LLC (the "Company") and its members by attracting and retaining exceptional officers and other key employees of the Company and its Affiliates by means of performance-related incentives to achieve annual performance goals of the Company and to enable such officers and key employees to participate in the growth and financial success of the Company.

            SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

            "Affiliate" shall mean (i) any entity that, directly or indirectly, controls or is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

            "Award" shall mean a right to receive a Bonus under the terms, and subject to the conditions, of the Plan.

            "Board" shall mean the Management Committee of the Company, as established pursuant to the LLC Agreement.

            "Bonus" shall mean an amount payable to a Participant on achievement of specified levels of EBITDA during a Year.

            "Committee" shall mean the Compensation Committee of the Board or any person or persons designated by the Board or the Compensation Committee to administer the Plan.

            "Company" shall mean Grove Worldwide LLC, a Delaware limited liability company, together with any successor thereto.

            "Disability" shall mean a Participant's becoming physically or mentally incapacitated so that he is therefore reasonably expected to be unable, with reasonable accommodation, for a period of six consecutive months or for an aggregate of nine months in any 18 consecutive month period to perform the essential functions of his job.
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            "EBITDA" shall mean the net profit of the Company and its
subsidiaries, after all expenses but before any (A) interest, (B) income taxes or other taxes based on profits, (C) amortization of goodwill, (D) depreciation,
(E) cash expenses directly associated with the implementation of the operations improvement program, including consulting fees under the Consulting Agreement referred to in the LLC Agreement and (F) to the extent determined by the Committee, any nonrecurring or unbudgeted extraordinary items of income or loss. The Committee may also determine EBITDA with respect to a designated business unit. The determination of EBITDA for purposes of the Plan shall be made by the Committee in good faith, which determination shall be conclusive and binding on the Company and the Participants, including any beneficiaries thereof.

            "EBITDA Target" shall mean a target EBITDA for the Company and its subsidiaries, and/or for a designated business unit determined for a Year based on management's proposal and as approved by the Committee.

            "Effective Date" shall mean April 28, 1998.

            "LLC Agreement" shall mean the Second Amended and Restated Limited Liability Company Agreement of Grove Investors LLC.

            "Participant" shall mean any officer or other key employee of the Company or its Affiliates eligible to receive an award under Section 4 and selected by the Committee to receive an award under the Plan.

            "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

            "Plan" shall mean this Grove Worldwide LLC Short Term Incentive
Plan.

            "Year" shall mean a fiscal year of the Company.

            SECTION 3. Administration.

            (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine business units and the EBITDA Targets for the Company and such business units;
(iii) determine the terms and conditions of Awards under the Plan; (iv) determine EBITDA for the Company and each designated business unit for each Year; (v) interpret, administer, reconcile
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any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to, or Award made under, the Plan; (vi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

            (b) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant or his beneficiaries and any member of the Company.

            (c) No member of the Committee shall be personally liable for any action or determination made in good faith with respect to the Plan or any Award hereunder.

            SECTION 4. Eligibility. Any officer or other key employee of the Company or any of its Affiliates (including any prospective officer or key employee) as designated by the Committee shall be eligible to be designated as a Participant in, and receive an Award under, the Plan.

            SECTION 5. Grant of Award; Establishment of Target Bonus. With respect to each Year, each Participant selected by the Committee shall be entitled to receive an Award under the Plan. The amount of the Bonus payable under an Award to the Participant on attainment on 100% of the EBITDA Targets established for him for the Year is referred to as his "Target Bonus" for the Year and shall generally be expressed as a percentage of the Participant's base salary. The Target Bonus for each Participant will be established by the Committee taking into consideration such factors as the Committee deems appropriate including, without limitation, the Participant's position, level of responsibilities and remuneration. The Target Bonus will be established with respect to an EBITDA Target relating to the Company and its subsidiaries as a whole or to a combination of EBITDA Targets relating to the Company and its subsidiaries as a whole and the business unit in which the Participant is employed, as determined by the Committee in its discretion.

            SECTION 6. Establishment of EBITDA Targets. The EBITDA Targets established for a Year shall relate to the Company and its subsidiaries as a whole and such business units thereof as may be determined by the Committee. Prior to the beginning of each Year the Committee shall determine the business units for which EBITDA Targets shall be established and shall establish the EBITDA Targets for such
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Year. The Committee may in its sole discretion adjust the EBITDA Targets for a fiscal year for nonrecurring or unbudgeted extraordinary events.

            SECTION 7. Amount of Bonus. A Participant's Bonus will be determined relative to the achievement of the EBITDA Targets as follows:

            ---------------------------------------------------------
            Percentage of EBITDA         Percentage of Target
            Target Achieved              Bonus Payable
            ---------------------        ---------------------

            Below 100% of EBITDA         Bonus is reduced by 5% of
            Target                       Target Bonus for each 1%
                                         below EBITDA Target

            100% of EBITDA Target        100% of Target Bonus

            Above 100% of EBITDA         Bonus is increased by 2-1/2%
            Target                       of Target Bonus for each 1%
                                         above EBITDA Target
            ---------------------------------------------------------

            As described in the foregoing chart, there is no limit on the amount of Bonus a Participant may earn under the Plan. No Bonus shall be in an amount less than $0.

            With respect to EBITDA which falls in between whole percentages, a Participant's Bonus shall be determined by interpolation (on a linear basis).

            SECTION 8. Bonus Payments. Any Bonus that is earned by a Participant under the Plan will be paid to the Participant in cash no later than 30 days after the Company's audited financial results for such Year become available.

            SECTION 9.  Effect Of Termination Of Employment.

            No Bonus shall be paid to any Participant in respect of a Year unless he (i) is employed by the Company or an Affiliate on the last day of the Year or (ii) terminated employment during the Year on account of his death or Disability during the Year. If a Participant's employment terminates during the Year on account of his death or Disability during the Year, such Participant (or his estate, in the case of his death) shall be entitled to receive a pro-rata portion of the Bonus otherwise payable under the Plan on account of such Year (if any) based upon the actual results for the Year and the number of his completed months of employment during the Year and payable at the same time as other Bonuses are or would be paid under the Plan for such Year.
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            SECTION 10. Amendment and Termination. The Board, or if none, the
Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that any such amendment, alteration, suspension, discontinuance or termination that would materially adversely affect the rights of any Participant to a Bonus theretofore earned shall not to that extent be effective without the consent of the affected Participant.

            SECTION 11.  General Provisions.

            (a) Nontransferability. The Participant's rights under this Plan shall not be transferable during the Participant's lifetime. No rights under this Plan may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

            (b) No Rights to Participate. No Person shall have any claim to be selected as a Participant hereunder or to be granted any award hereunder. There is no obligation for uniformity of treatment of Participants. The terms and conditions of awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

            (c) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to take any action which the Committee has authority to take under this Plan.

            (d) Withholding. The Company shall have the right and is hereby authorized to withhold from any payment due under the Plan or from any compensation or other amount owing to a Participant the amount of any applicable withholding taxes in respect of any Bonus and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

            (e) Award Letter. Each award made hereunder shall be evidenced by an Award Letter which shall be delivered to the Participant and shall specify the terms and conditions under which he may earn and be paid a Bonus and any rules applicable thereto.
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            (f) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, securities and other types of awards, and such arrangements may be either generally applicable or applicable only in specific cases.

            (g) No Right to Employment. Participation in the Plan shall not be construed as giving a Participant the right to be retained in the employ of, or in any other continuing relationship with, the Company or any Affiliate.

            (h) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York.

            (i) Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person, or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction or person and the remainder of the Plan and shall remain in full force and effect.

            (j) No Trust or Fund Created. Neither the Plan nor any award hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to the Plan such right shall be no greater than the right of any unsecured general creditor of the Company or any affiliate.

            (k) Headings. Headings are used herein solely as a convenience to facilitate reference and shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.